Exhibit B
JOINT FILING STATEMENT
I, the undersigned, hereby express my agreement that the attached Schedule 13D (and any amendments thereto) relating to the common stock of Critical Therapeutics, Inc. is filed on behalf of each of the undersigned.

Dated: February 13, 2006

PROSPECT VENTURE PARTNERS III, L.P.

By: Prospect Management Co. III, L.L.C.
Its:	General Partner

	By:	/s/ David Schnell

	Name:	David Schnell
	Title:	Managing Director

PROSPECT MANAGEMENT CO. III, L.L.C.

	By:	/s/ David Schnell

	Name:	David Schnell
	Title:	Managing Director

/s/ David Schnell David Schnell

/s/ Alexander E. Barkas Alexander E. Barkas

/s/ Russell C. Hirsch Russell C. Hirsch

/s/ James B. Tananbaum James B. Tananbaum

14.